EXHIBIT 99.1

CB Financial Services, Inc. Announces 5% Increase to Quarterly Cash Dividend

CARMICHAELS, Pa., Nov. 18, 2015 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (the "Company") (NASDAQ:CBFV), the holding company for Community Bank, today announced that its Board of Directors has approved a 5% increase in the quarterly cash dividend from $0.21 to $0.22 per outstanding share of common stock. The dividend will be paid on or about December 18, 2015 to stockholders of record as of the close of business on December 8, 2015.

"Our Board of Directors is proud of the post-merger financial performance of the Company and was unanimous in approving this increase in the quarterly cash dividend," commented Barron P McCune, Jr., Vice Chairman, President and Chief Executive Officer. "The Company's strong capital position enables us to pay a higher dividend, which is in keeping with management's commitment to increase shareholder value and return."

About CB Financial Services, Inc.

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates 16 offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary.

For more information about CB Financial Services, Inc. and Community Bank, visit our website at www.communitybank.tv.

Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates, our ability to control costs and expenses, and other factors that may be described in the Company's periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statement except as may be required by applicable law or regulation.

CONTACT: Barron P. McCune, Jr.
         Vice Chairman, President and Chief Executive Officer
         Phone: (724) 225-2400
         Fax: (724) 225-4903